Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:

	Larry Seay	Jane Hays	Chris Tofalli
	CFO	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

MERITAGE HOMES REPORTS 1ST QTR 2005 DILUTED EPS OF $0.86

EXCLUDING ONE-TIME BOND REFINANCING CHARGE, DILUTED EPS IS $1.55 *

INCREASES 2005 DILUTED EPS GUIDANCE

•                        2005 DILUTED EPS GUIDANCE RAISED TO $6.15 - $6.40, UP 22% TO 27% OVER 2004 AND RAISED TO $6.84 - $7.09 EXCLUDING ONE-TIME BOND REFINANCING CHARGE, UP 36% TO 41% OVER LAST YEAR

•                        VALUE OF HOMES ORDERED ROSE 49% OVER 1ST QTR 2004 TO $881 MILLION — 1ST QTR RECORD

•                        HOME CLOSING REVENUE UP 30% OVER 1ST QTR 2004 TO $551 MILLION — 1ST QTR RECORD

Dallas and Scottsdale, Arizona (April 25, 2005) — Meritage Homes Corporation (NYSE: MTH) “The first quarter of 2005 proved to be a great beginning for the year.  We set first quarter records for the number of homes ordered and closed as well as for the value of those homes.  We also set all-time quarter-end records for the number and the dollar value of homes in backlog,” said John R. Landon, Meritage Co-Chairman and CEO.

SUMMARY OPERATING RESULTS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Excluding One-Time Bond Refinancing Charge *			As Reported
	Three Months Ended March 31,			Three Months Ended March 31,
	2005	2004	% Change	2005	2004	% Change
Home closing revenue	n/a	n/a	n/a	$550,947	$423,502	30%
Net earnings	$43,742	$26,919	62%	$24,196	$26,919	(10)%
Diluted EPS	$1.55	$0.96	61%	$0.86	$0.96	(10)%

* Excludes a one-time bond refinancing charge related to repurchasing $276.8 million of our 9.75% senior notes due 2011.  The funds to repurchase these bonds came from our new $350.0 million 6.25% senior notes due 2015.  This one-time bond refinancing charge reduced pre-tax earnings by $31.3 million, reduced net earnings by $19.5 million and reduced diluted EPS by $0.69.

Note:  All share, EPS and share price amounts in this press release reflect a 2-for-1 stock split effective January 7, 2005

.

“Net earnings and diluted earnings per share declined 10% from the first quarter of 2004 to this year’s first quarter to $24.2 million and $0.86 per share, respectively, due to our recent bond refinancing that resulted in a $19.5 million after-tax one-time charge.  We believe the approximately $9 million of annual savings in interest payments achieved from retiring $276.8 million of 9.75% senior notes and replacing them with new $350.0 million of 6.25% senior notes is a very positive strategic move to support the Company’s future success.  This refinancing also locks in the very favorable rate for 10 years and we believe the benefits far offset the impact of the one-time charge.  Excluding the one-time charge, net earnings increased 62% to $43.7 million and diluted EPS rose 61% to $1.55.  These impressive homebuilding results are even more tremendous considering that last year’s first quarter net earnings and diluted EPS were 71% and 67% higher, respectively, than the first quarter of 2003,” said Steven J. Hilton, Meritage Co-Chairman and CEO.

“For the first quarter of 2005, our total gross margin rose 201 basis points over the same period a year earlier to 21.7%, reflecting pricing power in many of our markets due to increased demand and our ability to manage construction and land costs,” added Mr. Landon.  “Our pre-tax margin declined 325 basis points from the first quarter of last year to 7.0% this past quarter, including the one-time bond refinancing charge.  However, excluding this charge, our pre-tax margin increased 243 basis points over the first quarter of 2004 to 12.7%, reflecting the improvement in gross margin and our ability to leverage SG&A expenses.”

 “Demand for our homes remains strong in all of our markets.  Most notably, the number of homes ordered and their dollar value increased 30% and 80%, respectively, in our California division from the first quarter of 2004 to the first quarter of 2005,” said Mr. Hilton.  “Rising population and housing demand, combined with a restricted land supply, are providing pricing power in the California and Nevada housing markets in general.  In addition, the introduction of several higher-priced communities in those states and their strong sales rates contributed to the increases in average selling prices.  However, we remain committed to generally offering homes in a moderate price range in both California and Nevada.  In Arizona, where the housing market continues to be very healthy, the dollar value of orders rose 31%.  In the very competitive Texas housing market, our orders were up slightly quarter-over-quarter,” added Mr. Hilton.  “Our active community count in Nevada rose to seven at March 31, 2005 from one at March 31, 2004, resulting in a 96% increase in the value of sales orders there.  We are also very pleased to report that we exceeded our expectations by taking a total of 138 orders for homes in our Ft. Myers/Naples, Florida division in February and March as a result of our recent acquisition of Colonial Homes of Florida.”

“Home closing revenue increased 30% to $551 million in the first quarter of this year as compared to the same period a year ago, the result of a 14% rise in the number of homes closed to 1,787 and a 14% increase in the average selling price of those homes to approximately $308,000,” added Mr. Landon.  “While home closing revenue rose 57% in Arizona and 49% in California, extended wet weather conditions impacted closings in Texas, Arizona and California during the quarter.  Some of the homes we expected to deliver in the first quarter will close later in the year.”

“Access to the public capital markets is a critical competitive advantage for large builders such as Meritage, as illustrated by our recent $350 senior note offering,” noted Mr. Landon.  “In addition, in order to support our growth strategy, we further expanded our capital position by issuing 1,035,000 shares of common stock at a public offering price of $70.35 before offering costs.”

“Our forward visibility is excellent, as Meritage ended the first quarter with 5,627 homes in backlog valued at $1.8 billion, increases of 72% and 98%, respectively, over March 31, 2004,” said Mr. Hilton.  “To support our future growth, we had 147 actively selling communities at the end of the first quarter of 2005, a 14% increase over March 31, 2004.  We expect to end the year with 160 to 165 communities open for sales, numbers 15% to 19% higher than at the beginning of the year,” added Mr. Hilton.  “At March 31, 2005 we had approximately 44,300 lots under control, an increase of 26% as compared to 35,251 a year earlier, of which approximately 90% are controlled through option contracts.  This is one of the highest option percentages in the public homebuilding sector, which we believe has helped Meritage generate high returns on capital with lower risk.  Our trailing four-quarter return on average equity stands at 27.3%, off only slightly from 27.7% for the same period a year ago, despite the one-time charge and our recent equity offering.”

The Company’s balance sheet reflects a net debt-to-capital ratio of 43.8% at March 31, 2005 as compared to 45.6% for the same date in 2004.  For the first quarter of 2005, EBITDA decreased 5% to $50.4 million, resulting in a trailing four quarter interest coverage ratio of 6.6 times as compared to 7.0 times for the same period a year earlier.  The first quarter 2005 debt-to-trailing four quarters EBITDA ratio of 2.0 times is slightly higher than 1.9 times for the same period a year earlier. (Note: EBITDA, trailing four quarters interest coverage ratio and debt-to-trailing four quarters EBITDA ratio were impacted by the one-time bond refinancing charge discussed throughout this press release.)

“As previously disclosed, we anticipate our full year 2005 revenue will approximate $2.7 to $2.8 billion,” added Mr. Hilton.  “We expect this level of revenue to generate diluted EPS of $6.15 to $6.40, including the $0.69 one-time bond refinancing charge, an increase of 22% to 27% over 2004.  Excluding this charge, our diluted EPS guidance is $6.84 to $7.09, an increase of 36% to 41% over last year.”

“These results reflect the continued overall healthy business environment for public homebuilders and Meritage’s successful execution of our growth program.  Supporting our continued belief that the future is bright, we have entered five new markets during the past five quarters,” added Mr. Landon.  “In addition to our acquisitions in Southern California and Ft. Myers/Naples Florida, we entered the Denver and Orlando markets, and most recently the Reno, Nevada market in March of this year through start-up operations.  We remain committed to growing our company organically, but will also seek growth through selective acquisitions and start-up operations in new markets.”

Meritage will hold a conference call on Tuesday, April 26, 2005, at 11:00 a.m. EST to discuss its 2005 first quarter results.  To participate in the call, please dial in at least five minutes before the start time.  The domestic dial-in number for the call is 1-800-291-3314 and the international dial-in number is 1-706-634-0844.  The Company will webcast a presentation along with the conference call, which can be accessed through the Company’s website at www.meritagehomes.com or through CCBN for two weeks at www.fulldisclosure.com.  A replay of the call will be available from 12:00 PM EST April 26, 2005, through midnight May 3, 2005.  The domestic replay telephone number is 1-800-642-1687, and the international replay telephone number is 1-706-645-9291 (refer to Conference ID # 5427063).

Meritage will hold its annual meeting of stockholders at the Fairmont Scottsdale Princess hotel in Scottsdale, AZ on Wednesday, May 11, 2005 beginning at 9:00 a.m. Arizona time.

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  The Company appears on Forbes’ “Platinum 400” list as number one in terms of five-year annualized total return, and is included in the S&P SmallCap 600 Index.  Fortune magazine recently ranked Meritage 747th in its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  The Company has built approximately 37,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including six of the top ten single-family housing markets in the country.  For more information about the Company, please visit the Meritage website located at www.meritagehomes.com.

 MERITAGE HOMES CORPORATION AND SUBSIDIARIES

OPERATING RESULTS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended March 31,
	2005	2004
Operating Results
Home closing revenue	$550,947	$423,502
Land closing revenue	221	—
	551,168	423,502

Home closing gross profit	119,325	83,163
Land closing gross profit	9	—
	119,334	83,163

Commissions and other sales costs	(31,471)	(25,833)
General and administrative expenses	(21,997)	(16,056)
Other income, net	4,135	2,189
Loss from extinguishment of debt *	(31,280)	—
Earnings before provision for income taxes	38,721	43,463
Provision for income taxes	(14,525)	(16,544)
Net earnings *	$24,196	$26,919

Earnings per share:
Basic:
Earnings per share	$0.92	$1.02
Weighted average shares outstanding	26,218	26,468

Diluted:
Earnings per share *	$0.86	$0.96
Weighted average shares outstanding	28,184	28,104

* Excludes a one-time bond refinancing charge related to repurchasing $276.8 million of our 9.75% senior notes due 2011.  The funds to repurchase these bonds came from our new $350.0 million 6.25% senior notes due 2015.  This one-time bond refinancing charge reduced pre-tax earnings by $31.3 million, reduced net earnings by $19.5 million and reduced diluted EPS by $0.69.

Note:  All share, EPS and share price amounts in this press release reflect a 2-for-1 stock split effective January 7, 2005.

	Quarter Ended March 31		Trailing Four Quarters Ended March 31,
	2005	2004	2005	2004
EBITDA Reconciliation:(1)
Net earnings	$24,196	$26,919	$136,245	$105,552
Income taxes	14,525	16,544	83,771	63,765
Interest amortized to cost of sales	7,929	6,682	33,474	24,938
Depreciation and amortization	3,754	2,747	14,240	9,566
EBITDA	$50,404	$52,892	$267,730	$203,821

Interest coverage ratio:(2)
EBITDA			$267,730	$203,821
Interest incurred			$40,792	$29,110
Interest coverage ratio			6.6 times	7.0 times

Debt to EBITDAratio:(3)
Notes payable and other borrowings			$528,524	$381,721
EBITDA			$267,730	$203,821
Debt to EBITDA ratio			2.0 times	1.9 times

After-tax stockholder returns: (4)
Net earnings			$136,245	$105,552
Average assets			$1,213,247	$918,705
Average equity			$499,955	$381,407
After-tax return on assets			11.2%	11.5%
After-tax return on equity			27.3%	27.7%

Net debt-to-capital: (5)
Notes payable and other borrowings			$528,524	$381,721
Less: cash and cash equivalents			44,828	11,690
Net debt			483,696	370,031
Stockholders’ equity			620,595	440,868
Capital			$1,104,291	$810,899
Net debt-to-capital			43.8%	45.6%

(1)                EBITDA represents net earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation and amortization.  EBITDA is a non-GAAP financial measure.  A non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or earnings or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

(2) Interest coverage ratio is calculated as the trailing four quarters EBITDA divided by the trailing four quarters interest incurred.
(3) Debt to EBITDA ratio is calculated as notes and loans payable divided by the trailing four quarters EBITDA.
(4) After-tax return on assets and equity are calculated as the trailing four quarters net earnings divided by the trailing four quarters average assets and equity, respectively.
(5) Net debt—to-capital is calculated as notes payable and other borrowings less cash divided by notes payable and other borrowings less cash plus stockholders’ equity.

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

BALANCE SHEET DATA

(UNAUDITED - IN THOUSANDS)

	March 31, 2005	December 31, 2004
Total assets	$1,422,935	$1,265,394
Real estate	1,002,078	867,218
Cash and cash equivalents	44,828	47,876
Real estate not owned	8,185	18,344
Total liabilities and minority interest	802,340	742,839
Notes payable and other borrowings	528,524	471,415
Stockholders’ equity	620,595	522,555

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

OPERATING DATA

(UNAUDITED - $ IN THOUSANDS)

	For The
	Three Months Ended March 31
	2005		2004
	Homes	$	Homes	$
Homes Ordered:
Texas	973	212,601	947	199,857
Arizona	925	272,849	807	208,388
California	474	288,206	365	159,831
Nevada	129	46,856	74	23,923
Florida	138	60,834	n/a	n/a
Total	2,639	881,346	2,193	591,999

Homes Closed:
Texas	717	155,955	730	157,272
Arizona	599	153,955	381	97,932
California	345	194,487	307	130,870
Nevada	88	31,189	151	37,428
Florida	38	15,361	n/a	n/a
Total	1,787	550,947	1,569	423,502

Order Backlog:
Texas	1,741	369,736	1,336	284,004
Arizona	2,317	656,281	1,258	348,815
California	824	484,990	538	227,290
Nevada	278	94,870	147	40,133
Florida *	467	175,319	n/a	n/a
Total	5,627	1,781,196	3,279	900,242

*           March 31, 2005 backlog includes 367 homes with a sales value of approximately $130 million from our February 2005 acquisition of Colonial Homes of Florida.

	1st Qtr 2005		1st Qtr 2004
Active	Beg.	End	Beg.	End
Communities:
Texas	89	90	73	81
Arizona	26	25	34	31
California	18	19	14	16
Nevada	6	7	2	1
Florida	n/a	6	n/a	n/a
Total	139	147	123	129

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning the future prospects of Meritage, including the benefits of our refinancing transactions, and the homebuilding industry,  our projected revenue and earnings per share for fiscal 2005 and our future growth plans and the number of communities we expect to end the year with.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is also subject to a number of risks and uncertainties including: interest rates and changes in the availability and pricing of residential mortgages; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions, including Colonial Homes of Florida; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our greenfield start-up markets; general economic slow downs; consumer confidence, which can be impacted  by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2004 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Our Future Results and Financial Condition.”  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

# # #